                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                        of the Securities Exchange Act of
                              1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
     [ ]  Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [X]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to ss.240.14a-12

                          Marshall & Ilsley Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

          1)   Title of each class of securities to which transaction applies:

               ----------------------------------------------------------------

          2)   Aggregate number of securities to which transaction applies:

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          3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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          4)   Proposed maximum aggregate value of transaction:


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          5)   Total fee paid:

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     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:

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          4)   Date Filed:

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

                         MARSHALL & ILSLEY CORPORATION
                            770 North Water Street
                          Milwaukee, Wisconsin 53202

                               -----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                April 23, 2002

TO THE SHAREHOLDERS OF MARSHALL & ILSLEY CORPORATION:

   The 2002 Annual Meeting of Shareholders of Marshall & Ilsley Corporation will be held at the Milwaukee Athletic Club, 758 North Broadway, Grand Ballroom, 4th Floor, Milwaukee, Wisconsin, on Tuesday, April 23, 2002 at 10:00 a.m., local time, for the following purposes:

   (1) To elect six Directors to serve until the 2005 Annual Meeting of Shareholders and until their respective successors are elected and qualified;

   (2) To approve the Marshall & Ilsley Corporation Annual Executive Incentive Compensation Plan; and

   (3) To transact such other business as may properly come before the Annual Meeting, all in accordance with the accompanying Proxy Statement.

   Shareholders of record at the close of business on February 28, 2002 are entitled to notice of and to vote at the Annual Meeting.

   Holders of a majority of the outstanding shares must be present in person or by proxy in order for the meeting to be held. Therefore, whether or not you expect to attend the annual meeting in person, you are urged to vote by completing and returning the accompanying proxy in the enclosed envelope, by a telephone vote or by voting electronically via the Internet. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof. In addition, you may revoke your proxy at any time before it is voted by written notice of revocation to the Secretary of the Company or by submitting a later-dated proxy.

                                          MARK F. FURLONG, Executive Vice
                                          President, Chief Financial Officer
                                          and Secretary

March 11, 2002

                         MARSHALL & ILSLEY CORPORATION
                            770 North Water Street
                          Milwaukee, Wisconsin 53202
                                March 11, 2002

                                Proxy Statement

   The proxy you received is solicited by the Board of Directors of Marshall & Ilsley Corporation (the "Company" or "M&I") for use at the Annual Meeting of Shareholders to be held on Tuesday, April 23, 2002 (the "Annual Meeting"). At the Annual Meeting, the shareholders of the Company will elect six Class III Directors, each of whom will hold office until April 2005 and, with respect to each Director, until his or her successor is elected and qualified. The Company's shareholders will also be asked to approve the Company's Annual Executive Incentive Compensation Plan.

   The expense of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of common stock held in the name of another person, will be borne by the Company. No solicitation other than by mail is contemplated, except that officers or employees of the Company or its subsidiaries may solicit the return of proxies from certain shareholders by telephone. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $6,500. The Proxy Statement and the Proxy are being sent to the Company's shareholders commencing on or about March 11, 2002. Shareholders who have consented to electronic delivery of the Proxy Statement and the Company's Annual Report on Form 10-K will receive those documents via posting on M&I's web site: www.micorp.com/ereports.html.

   Each shareholder of record at the close of business on February 28, 2002 will be entitled to one vote for each share of common stock registered in such shareholder's name. The Company has two classes of capital stock outstanding: its $1.00 par value common stock (the "Common Stock") and its non-voting Series A convertible preferred stock (the "Preferred Stock"). As of February 28, 2002, the Company had outstanding 103,913,315 shares of Common Stock and 336,370 shares of Preferred Stock. The presence, in person or by proxy, of the holders of a majority of the shares of the Common Stock outstanding on the record date is required for a quorum with respect to the matters on which action is to be taken at the Annual Meeting.

   Any shareholder executing and delivering his or her proxy may revoke the same at any time prior to the voting thereof by advising the Secretary of the Company in writing (including executing a later-dated proxy or voting via the Internet) or by telephone of such revocation.

   The Company has instituted the Dividend Reinvestment and Cash Investment Plan (the "Reinvestment Plan") administered by Continental Stock Transfer and Trust Company, as Trustee. Under the provisions of the Reinvestment Plan, shares of Common Stock are acquired and held in nominee name by Continental Stock Transfer and Trust Company for participating shareholders. Shares so held have been separately designated on the proxy card pertaining to each participant and will be voted at the Annual Meeting in the same manner in which the participant votes those shares registered in his or her own name either by proxy or in person.

   The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 is being provided to shareholders with this Proxy Statement.

   Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated to serve as a Class III Director and FOR approval of the Annual Executive Incentive Compensation Plan. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining a quorum. Directors are elected by a plurality of the votes cast by holders of the Company's Common Stock entitled to vote at a meeting at which a quorum is present. In other words, the six nominees who receive the largest number of votes will be elected as directors. Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in an election of directors. Approval of the Annual Executive Incentive Compensation Plan requires that the votes cast to approve the plan exceed the votes cast opposing the approval of the plan. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination of whether the plan is approved.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table lists as of January 31, 2002 information regarding the beneficial ownership of shares of Common Stock by each current director, each nominee for director who is not currently a director (Messrs. Mellowes and O'Toole), each named executive officer of the Company, each person believed by the Company to be a beneficial owner of more than 5% of Common Stock, and all current directors and executive officers of the Company as a group:

                                             Amount and
                                             Nature of     Percent
                    Name and Address         Beneficial      of
                   of Beneficial Owner      Ownership(1)    Class
                   -------------------      ------------   -------
              Marshall & Ilsley Corporation  9,227,898(2)    8.9%
                770 North Water Street
                Milwaukee, WI 53202
              The Northwestern Mutual Life   7,757,473(3)    7.2%
                Insurance Company
                720 East Wisconsin Avenue
                Milwaukee, WI 53202
              Richard A. Abdoo                   8,100(4)     *
              David L. Andreas               1,840,797(5)    1.8%
              Oscar C. Boldt                   113,786(6)     *
              Thomas M. Bolger                 124,192(7)     *
              Wendell F. Bueche                 32,656(8)     *
              Jon F. Chait                      55,834(9)     *
              Joseph L. Delgadillo             112,003(10)    *
              Mark F. Furlong                   10,000(11)    *
              Timothy E. Hoeksema                8,000(4)     *
              Bruce E. Jacobs                   24,100(12)    *
              Burleigh E. Jacobs                50,540(13)    *
              Donald R. Johnson                  8,550(14)    *
              Ted D. Kellner                   434,830(15)    *
              James F. Kress                    28,000(16)    *
              Dennis J. Kuester                648,961(17)    *
              Katharine C. Lyall                12,850(18)    *
              John A. Mellowes                       0        *
              Edward L. Meyer, Jr.              43,540(19)    *
              San W. Orr, Jr.                  446,562(20)    *
              Robert J. O'Toole                      0        *
              Peter M. Platten, III            279,715(21)    *
              Robert A. Schaefer                76,568(22)    *
              John S. Shiely                     9,500(4)     *
              James A. Urdan                    54,026(23)    *
              George E. Wardeberg               19,086(24)    *
              James B. Wigdale                 939,817(25)    *

   All current directors and executive officers of the Company as a group (33 persons) own 5,895,296 shares of Common Stock or 5.7% of the total Common Stock outstanding. (26)
--------
*less than 1%

(1) Except as indicated below, all shares shown in the table are owned with sole voting and investment power. Includes options transferred to the employee's immediate family or trust or partnership for the benefit thereof.

(2) This information is based on Amendment No. 21 to Schedule 13-G filed on February 12, 2002. All such shares are owned by wholly-owned subsidiaries of the Company as trustee or in other fiduciary capacities. The subsidiaries are Marshall & Ilsley Trust Company N.A. (the "Trust Company") and M&I Investment Management Corp. Of these shares, one or more of the subsidiaries has sole voting power as to 1,307,112 shares, shared voting power as to 6,176,500 shares, sole investment power as to 2,443,202 shares and shared investment power as to 6,784,696 shares. The amount and percentage of shares beneficially owned, and the amount of shares to which the Trust Company has shared voting or investment power, include 5,768,723 shares held by the Trust Company as to which the Company and the Trust Company disclaim beneficial ownership.

(3) This information is based on Amendment No. 13 to Schedule 13-G filed on February 7, 2002. Of these shares, 3,844,228 may be acquired by conversion of 336,370 shares of Preferred Stock, 32,500 are owned by investment company affiliates of The Northwestern Mutual Life Insurance Company ("NML") and 3,880,745 are owned by Lydell, Inc., an indirect, wholly-owned subsidiary of NML. NML has sole voting and investment power as to 3,844,228 of these shares and shared voting and investment power as to 3,913,245 shares. In 1999, the Board of Governors of the Federal Revenue Board ("FRB") released NML from the limitations set forth in the December 27, 1985 letter to NML from the FRB. In connection with such action, NML agreed to notify the FRB prior to acquiring additional shares such that NML's total investment in the Company would exceed 9.9% of the Company's total outstanding Common Stock or prior to taking any other action that would trigger any rebuttable presumption of control under FRB regulations.

(4) Includes 7,500 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2002.

(5) Includes 1,559,842 shares held in a partnership for the benefit of family members. Mr. Andreas has sole voting power and shared investment power but no pecuniary interest in these shares.

(6) Includes 35,451 shares held by Mr. Boldt's family as to which he disclaims beneficial ownership, 30,400 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2002, and 3,318 shares credited under the Company's deferred compensation plan for directors.

(7) Includes 243 shares held by Mr. Bolger's family as to which he disclaims beneficial ownership, 83,333 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2002, and 3,000 shares of restricted stock as to which Mr. Bolger exercises sole voting power.

(8) Includes 20,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2002 and 2,556 shares credited under the Company's deferred compensation plan for directors.

(9) Includes 22,500 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2002 and 14,847 shares credited under the Company's deferred compensation plan for directors.

(10) Includes 90,999 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2002.

(11) Shares of restricted stock as to which Mr. Furlong exercises sole voting power.

(12) Includes 1,200 shares held by Mr. Jacobs' family as to which he disclaims beneficial ownership, 7,500 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2002, and 4,988 shares credited under the Company's deferred compensation plan for directors.

(13) Includes 20,540 shares held by trust for which Mr. Jacobs disclaims beneficial ownership and 7,500 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2002.

(14) Includes 7,500 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2002 and 1,050 shares credited under the Company's deferred compensation plan for directors.

(15) Includes 25,000 shares held by trust for which Mr. Kellner exercises shared voting and investment power, 399,998 shares held in the Kellner Family Limited Partnership as to which he disclaims beneficial ownership in excess of his pecuniary interest, and 832 shares credited under the Company's deferred compensation plan for directors.

(16) Includes 17,500 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2002.

(17) Includes 12,795 shares as to which Mr. Kuester exercises sole voting power and 448,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2002.

(18) Includes 12,500 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2002.

(19) Includes 2,540 shares held by Mr. Meyer's family as to which he disclaims beneficial ownership, 35,400 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2002, and 3,430 shares credited under the Company's deferred compensation plan for directors.

(20) Includes 403,713 shares held by trusts for which Mr. Orr exercises shared voting and investment power and as to which Mr. Orr disclaims beneficial ownership, 22,500 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2002, and 15,788 shares credited under the Company's deferred compensation plan for directors.

(21) Includes 8,868 shares held by Mr. Platten's family as to which he disclaims beneficial ownership, 126,552 shares as to which Mr. Platten exercises sole voting power, and 12,500 shares of which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2002.

(22) Includes 10,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2002 and 1,706 shares credited under the Company's deferred compensation plan for directors.

(23) Includes 7,200 shares held by Mr. Urdan's family as to which he disclaims beneficial ownership, 5,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2002, and 17,026 shares credited under the Company's deferred compensation plan for directors.

(24) Includes 12,500 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2002 and 6,586 shares credited under the Company's deferred compensation plan for directors.

(25) Includes 11,678 shares held by Mr. Wigdale's family as to which he disclaims beneficial ownership and 613,500 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2002.

(26) Includes 21,000 shares of restricted stock as to which the holders exercise sole voting power and 1,827,096 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2002.

   In addition to the ownership of Company Common Stock described above, each of Messrs. Bolger, Bueche, Kuester, Orr, Shiely, Urdan and Wigdale beneficially owns a total of 28 shares of Series A Adjustable Rate Preferred Stock (the "Preferred Stock") of the Company's subsidiaries formed as real estate investment trusts (the "REIT Subsidiaries"). Mr. Kuester's wife also owns a total of 28 shares of Preferred Stock of the REIT Subsidiaries. Mr. Kuester disclaims beneficial ownership of these shares. Mr. Kellner exercises sole voting and investment power with respect to a total of 28 shares of Preferred Stock of the REIT Subsidiaries held by a family member's estate for which Mr. Kellner serves as the executor. Each such person owns less than 1% of the outstanding Preferred Stock of each subsidiary. All current directors and executive officers as a group beneficially own a total of 308 shares of Preferred Stock of the REIT Subsidiaries, representing less than 1% of the Preferred Stock of each subsidiary.

                             ELECTION OF DIRECTORS

   The Company's Restated Articles of Incorporation provide that the Company's Directors are divided into three classes, designated Class I, Class II and Class III, with staggered terms of three years each. At the Annual Meeting, shareholders will elect six Class III Directors to serve until the Company's 2005 Annual Meeting of Shareholders and, with respect to each Director, until his or her successor is elected and qualified. Each Class III Director's term expires at the 2002 Annual Meeting. The following table sets forth certain information with regard to each of the nominees for election as a Director as well as each of the Company's continuing Class I and Class II Directors.

   Mr. Oscar C. Boldt, who has been a Director for eight years, Mr. Burleigh E. Jacobs, who has been a Director for 35 years, and Mr. James F. Kress, who has been a Director for 16 years, will be retiring from the Board at the 2002 Annual Meeting. The Company expresses its thanks to Messrs. Boldt, Jacobs and Kress for their many years of loyal service.

                        NOMINEES STANDING FOR ELECTION

                                                      Principal Occupation
       Name                                            and Directorships
       ----                                            -----------------
                       Class III Directors (terms expiring April 2005)

David L. Andreas    President and Chief Executive Officer from 1998 to July 2001 and Chairman of the
  Age 53            Board and Chief Executive Officer from 1987 to 1998 of National City Bancorporation, a bank holding company. A Director since August 2001.

Timothy E. Hoeksema Chairman, President and Chief Executive Officer of Midwest Express Holdings, Inc., a
  Age 55            holding company with a principal subsidiary in the passenger jet airline business, since
                    1983. Also a director of The Marcus Corporation. A Director since April 1999.

John A. Mellowes    Chairman and Chief Executive Officer since 1980 of Charter Manufacturing Company,
  Age 63            Inc., a producer of bar, rod, wire and wire parts for the auto industry and other industries. A director of Twin Disc, Inc.

Robert J. O'Toole   Chairman since 1992 and President and Chief Executive Officer since 1989 of A. O.
  Age 61            Smith Corporation, a manufacturer of electric motors and water systems technologies. A director of Briggs & Stratton Corporation.

Robert A. Schaefer  Retired; Former Director, Executive Vice President and Chief Operating Officer of
  Age 64            Security Capital Corporation, a bank holding company, and Former Director, President and Chief Operating Officer of Security Bank S.S.B. A Director since December 1997.

John S. Shiely      President and Chief Executive Officer since 2001, President and Chief Operating
  Age 49            Officer from 1994 to 2001, Executive Vice President-Administration from 1991 to
                    1994, Briggs & Stratton Corporation, a manufacturer of gasoline engines for outdoor power equipment. Also a director of Briggs & Stratton Corporation. A Director since
                    April 1999.

                                            CONTINUING DIRECTORS

                                                      Principal Occupation
       Name                                            and Directorships
       ----                                            -----------------
                       Class I Directors (terms expiring April 2003)

Richard A. Abdoo    Chairman of the Board, President and Chief Executive Officer, Wisconsin Energy
  Age 58            Corporation, a holding company with subsidiaries in utility and nonutility businesses, since May 1991. Chairman of the Board and Chief Executive Officer of Wisconsin
                    Electric Power Company since June 1990. Also a director of Cobalt Corporation
                    (formerly United Wisconsin Services, Inc.), AK Steel Corporation and Sensient
                    Technologies Corporation. A Director since July 1994.

Wendell F. Bueche   Retired; Chairman, August 1994 to July 1998, Chief Executive Officer, February 1993
  Age 71            to July 1997, President, February 1993 to August 1994, Director, February 1993 to April
                    1999, IMC Global, Inc., a producer of agricultural crop nutrients and animal feed ingredients. A Director since 1983.

                                                         Principal Occupation
        Name                                              and Directorships
        ----                                              -----------------
Ted D. Kellner        Chairman and Chief Executive Officer of Fiduciary Management, Inc., an investment
  Age 55              management firm, since 1980. A Director since April 2000.

Katharine C. Lyall    President of the University of Wisconsin System since 1992. Also a director of Alliant
  Age 60              Energy Corporation. A Director since December 1997.

Peter M. Platten, III Retired; Vice Chairman of the Board of the Company from May 1994 to May 1997;
  Age 62              Former President and Chief Executive Officer, January 1989 to May 1994, Valley
                      Bancorporation, a bank holding company. A Director since May 1994.

James A. Urdan        Retired Partner, Quarles & Brady, L.L.P., a law firm. A Director since April 2001.
  Age 70

James B. Wigdale      Chairman of the Board of the Company from December 1992 to present, Chief
  Age 65              Executive Officer of the Company from October 1992 to December 2001, Vice
                      Chairman of the Board of the Company from December 1988 to December 1992;
                      Chairman of the Board, January 1989 to October 2001, Chief Executive Officer,
                      September 1987 to October 2001, and Director since 1981 of M&I Marshall & Ilsley
                      Bank; Director, Metavante Corporation. A Director since 1988.

                         Class II Directors (terms expiring April 2004)

Jon F. Chait          Chairman and Chief Executive Officer of Spring Group, plc, a provider of workforce
  Age 51              management solutions, May 2000 to present; Chairman and Chief Executive Officer of
                      Magenta.com, a developer of web-enabled human resource solutions, July 1999 to May
                      2000; Independent Financial Consultant, July 1998 to July 1999; Executive Vice
                      President, Secretary and Director, August 1991 to July 1998, Managing Director-
                      International Operations, 1995 to July 1998, Chief Financial Officer, August 1993 to
                      1995, Manpower Inc. and Executive Vice President, September 1989 to July 1998,
                      Manpower International Inc., a provider of temporary employment services. A Director since 1990.

Bruce E. Jacobs       President and Chief Executive Officer of Grede Foundries, Inc., a manufacturer of grey
  Age 54              and ductile iron, steel and alloyed castings, since 1994. A Director since April 2001. Mr.
                      Jacobs is the son of Mr. Burleigh E. Jacobs.

Donald R. Johnson     President and Chief Executive Officer since 1998 and President and Chief Operating
  Age 60              Officer from 1996 to 1998 of Modine Manufacturing Company, a provider of heat-
                      transfer and heat storage technology. Also a director of Modine Manufacturing
                      Company. A Director since April 2001.

Dennis J. Kuester     Chief Executive Officer since January 2002 and President since 1987 of the Company;
  Age 60              Chairman and Chief Executive Officer since October 2001, President from 1989 to
                      October 2001 and Director since 1989, M&I Marshall & Ilsley Bank; Chairman of the
                      Board and Director, Metavante Corporation. Also a director of Modine Manufacturing
                      Company and Wausau-Mosinee Paper Corporation. A Director since February 1994.

Edward L. Meyer, Jr.  Chairman of the Board, Anamax Corporation, a processor of hides and skins and
  Age 64              manufacturer of various rendered products. A Director since May 1994.

San W. Orr, Jr.       Chairman of the Board and Director, Wausau-Mosinee Paper Corporation; Attorney,
  Age 60              Estate of A.P. Woodson & Family. A Director since July 1994.

George E. Wardeberg   Vice Chairman, Wisconsin Energy Corporation, a holding company with subsidiaries in
  Age 66              utility and nonutility businesses, since April 2000; Chairman and Chief Executive
                      Officer from 1997 to 2000, President and Chief Executive Officer from 1994 to 1997,
                      WICOR, Inc., a holding company with subsidiaries in energy services and pump manufacturing. Also a director of Twin Disc, Inc. A Director since April 1999.

   The Board of Directors of the Company has standing Compensation and Human Resources, Audit, Retirement Investment, Nominating and Executive Committees. The Board of Directors held six meetings in 2001. Each incumbent Director attended at least 75% of the meetings of the Board and Board Committees on which the Director served.

   The Compensation and Human Resources Committee is responsible for administering compensation levels for certain senior officers of the Company and its subsidiaries, including all executive officers of the Company, and for administering the Company's nonqualified compensation plans, including the Executive Stock Option Plans, the 1994 Long-Term Incentive Plan (LTIP) and the Annual Executive Incentive Compensation Plan. The current members of the Compensation and Human Resources Committee are Messrs. Burleigh E. Jacobs (Chairman), Bueche, Johnson, Shiely and Wardeberg, none of whom are, or have been, employees of the Company or any of its subsidiaries. The Compensation and Human Resources Committee held four meetings in 2001.

   The Audit Committee has responsibility for nominating the Company's independent auditors for approval by the Board of Directors, reviewing the scope, results and costs of the audit with the Company's independent auditors and reviewing the financial statements of the Company and the audit function to ensure full compliance with requirements of regulatory agencies and full disclosure of necessary information to the shareholders of the Company. The Board of Directors has adopted a written charter for the Audit Committee. The current members of the Audit Committee, all of whom are non-employee directors, are Messrs. Orr (Chairman), Hoeksema and Bruce E. Jacobs and Ms. Lyall. The members of the Audit Committee are independent in accordance with the listing standards of the New York Stock Exchange. The Audit Committee held three meetings in 2001.

   The Retirement Investment Committee is responsible, in relation to funding policy, for reviewing the activities of and decisions made by the trustees of, and the investment managers for, the Company's Retirement Program. The members of the Retirement Investment Committee, none of whom are employees of the Company, are Messrs. Kellner (Chairman), Abdoo and Chait. The Committee held two meetings in 2001.

   The Nominating Committee is responsible for recommending to the Board nominees to stand for election as directors and to fill any vacancies which may occur from time to time. In addition, the Nominating Committee is responsible for considering any nominations for director submitted by shareholders and for reviewing the size and composition of the Board and the criteria for selecting nominees to the Board. Current employees of the Company are not eligible to serve on the Nominating Committee. The members of the Nominating Committee are Messrs. Platten (Chairman), Boldt, Chait, and Kellner. The Nominating Committee has not established procedures for shareholders to recommend nominees for director beyond those contained in the Company's By-laws. The Nominating Committee held one meeting in 2001.

   The Executive Committee has the authority to act on behalf of the full Board of Directors in managing the business and affairs of the Company when the Board of Directors is not in session. The current members of the Executive Committee are Messrs. Wigdale (Chairman), Abdoo, Bueche, Bruce E. Jacobs, Burleigh E. Jacobs, Kuester, Urdan and Wardeberg. The Executive Committee held two meetings in 2001.

                 LOANS AND OTHER TRANSACTIONS WITH THE COMPANY

   Customers of the bank subsidiaries of the Company include nominees, directors and officers of the Company and their associates. Since January 1, 2001, such persons and firms have been indebted to the Company's bank subsidiaries for loans made in the ordinary course of business. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors and executive officers, including their related interests, by the Company and its significant subsidiaries represented approximately 3.8% of shareholders equity at December 31, 2001. In addition to loans, bank subsidiaries of the Company provide other banking services in the ordinary course of business to directors and executive officers and their related interests.

   From time to time, directors and officers of the Company and their associates may sell shares of their Common Stock to the Company pursuant to the Company's stock repurchase program. The purchase price for any such sales is the prevailing market price at the time of such sale.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The current members of the Compensation and Human Resources Committee are Messrs. Burleigh E. Jacobs, Bueche, Johnson, Shiely and Wardeberg, none of whom is, or has been, an officer or employee of the Company. Mr. Kuester, President and Chief Executive Officer of the Company, serves as a director and member of the compensation committee of the board of directors of Modine Manufacturing Company. Mr. Johnson, President and Chief Executive Officer of Modine Manufacturing Company, serves as a member of the Human Resources and Compensation Committee.

                          SUMMARY COMPENSATION TABLE

                                                              Long Term Compensation(1)
                                                        -------------------------------------
                                                                  Awards            Payouts
                                                        -------------------------- ----------
                                                        Restricted   Securities      LTIP
                                                          Stock      Underlying     Payouts         All Other
Name and Principal Position   Year Salary($)  Bonus($)  Awards($)  Options/SARs(#)   $(2)     Compensation($)(3)(4)
---------------------------   ---- --------- ---------- ---------- --------------- ---------- ---------------------
James B. Wigdale............. 2001 $800,000  $1,000,000        0       122,500     $1,380,224       $142,126
 Chairman of the Board(5)     2000  725,000     440,873        0       122,500        907,410        154,694
                              1999  700,000     750,540        0       122,500      1,838,895        121,542

Dennis J. Kuester............ 2001  680,000     837,925        0       122,500      1,196,194        179,240
 Chief Executive Officer      2000  630,000     339,730        0        80,000        786,422        136,448
 and President                1999  600,000     576,601        0        69,500      1,593,709         99,384

Thomas M. Bolger............. 2001  375,288     479,340  148,290        50,000        552,090         54,360
 Executive Vice President     2000  300,000     136,950        0        39,000        241,976         46,087
 and President, M&I           1999  260,000     212,342        0        29,000        245,186         39,200
 Marshall and Ilsley Bank

Mark F. Furlong(6)........... 2001  284,615     369,080  503,000       100,000              0        264,025
 Executive Vice President
 and Chief Financial Officer

Joseph L. Delgadillo......... 2001  380,000     210,000        0        40,000        552,090         47,500
 President and Chief          2000  380,000     150,000        0        29,000        362,964         60,780
 Executive Officer,           1999  360,000     316,000        0        29,000        490,372         57,391
 Metavante Corporation

--------
(1) As of December 31, 2001, the following executives had unreleased Key Restricted Stock: Mr. Bolger--3,000 shares value at $186,840 and Mr. Furlong--10,000 shares valued at $622,800. The values were arrived at using a year end 2001 closing market price of $63.28 per share less consideration which is paid by the executive upon issuance of award. Dividends are paid on restricted stock.
(2) LTIP payouts in any given year are based on the number of LTIP units awarded with respect to the prior three-year period and the Company's performance during such period. Accordingly, the amount of LTIP payouts may vary from year to year and in some years, like 1996, there may be no payouts under the LTIP. For 2001 the named executive officers received payouts for awards made with respect to the three-year period from January 1999 through December 2001. The performance criteria for this three-year cycle were based upon both the Company's total shareholder return in relation to companies in the Keefe, Bruyette & Woods 50 Bank Index (the "KBW 50 Index") and the Company's cumulative three-year earnings per share relative to predetermined goals. During this period, both the Company's total shareholder return and earnings per share performance exceeded the target levels, which resulted in payouts above the total targeted level of the plan.

(3) Includes the following amounts paid by M&I under the Retirement Program for 2001: Mr. Wigdale--$18,700; Mr. Kuester--$14,960; Mr. Bolger--$18,700; and
    Mr. Delgadillo--$18,700. Includes the following amounts paid by M&I under a Split Dollar Life Insurance Plan for the benefit of the executives for 2001: Mr. Wigdale--$13,842 and Mr. Kuester--$6,384. Includes the following employer contributions under the Supplementary Retirement Benefits Plan and the Executive Deferred Compensation Plan based on compensation paid or deferred during 2001: Mr. Wigdale--$85,670; Mr. Kuester--$71,368; Mr. Bolger--$27,379; Mr. Furlong--$27,869; and Mr. Delgadillo--$28,800.
    Includes the following above-market amount accrued by M&I on account balances under the Supplementary Retirement Benefits Plan and the Executive Deferred Compensation Plan for 2001: Mr. Wigdale--$23,914; Mr. Kuester--$86,528; Mr. Bolger--$8,281; and Mr. Furlong--$211. Includes the following relocation expenses: Mr. Furlong--$235,945.
(4) Does not include amounts accrued by M&I under the Non-Qualified Retirement Benefit Plan. The estimated benefits payable to the named executive officers under the Non-Qualified Retirement Benefit Plan are disclosed under "Retirement Plans." In 1999 an accrual for this plan was disclosed in this column of the following amounts: Mr. Wigdale--$393,173 and Mr. Kuester--$180,334.
(5) Mr. Wigdale served as Chief Executive Officer through December 31, 2001. Amounts shown were paid to Mr. Wigdale as compensation for his services as Chairman of the Board and Chief Executive Officer.
(6) Mr. Furlong joined the Company in April 2001. Upon hire, Mr. Furlong received an award of 60,000 options to purchase the Company's Common Stock and an award of 10,000 shares of Key Restricted Stock, which awards are reflected in the table.

   The following table provides information on options granted to the named executive officers during 2001.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               Individual Grants

                                    % of Total
                                     Options/
                        Number of      SARs
                       Securities   Granted to Exercise
                       Underlying   Employees   or Base             Grant Date
                      Options/SARs  in Fiscal    Price   Expiration   Present
 Name                 Granted(#)(1)    Year    ($/Sh)(2)    Date    Value($)(3)
 ----                 ------------- ---------- --------- ---------- -----------
 James B. Wigdale....    122,500       6.4%     $63.90    12/20/11  $2,520,928
 Dennis J. Kuester...    122,500       6.4       63.90    12/20/11   2,520,928
 Thomas M. Bolger....     50,000       2.6       63.90    12/20/11   1,028,950
 Mark F. Furlong(4)..     40,000       2.1       63.90    12/20/11     823,160
                          60,000       3.1       51.30    04/16/11     962,640
 Joseph L. Delgadillo     40,000       2.1       63.90    12/20/11     823,160

--------
(1) Includes options transferable to the employees' immediate family or trusts or partnerships for the benefit thereof. Options generally become exercisable based on the following schedule: one-third on the first anniversary of the date of grant, an additional one-third on the second anniversary of the date of grant and the remaining one-third on the third anniversary of the date of grant. All options will become immediately exercisable upon a "Triggering Event" (which relates to a change of control of the Company). Employees who have attained age 55 and have at least ten years of service with the Company or a subsidiary receive options which are fully vested on the date of grant.
(2) All options have an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant. The exercise price may be paid in cash or by delivery of shares of the Company's Common Stock. Upon exercise of an option, the holder may satisfy any tax obligations either by having the Company withhold shares or by delivering shares such holder already owns.
(3) With respect to the December 20, 2001 grant, the grant date present values were determined using the Black-Scholes model with the following common assumptions: a six-year expected period of time to exercise; a risk-free rate of return of 4.75%; an expected dividend yield of 1.82%; and a volatility factor of

    31.09%. With respect to the April 16, 2001 grant, the grant date present values were determined using the Black-Scholes model with the following assumptions: a six-year expected period of time to exercise; a risk-free rate of return of 5.10%; an expected dividend yield of 2.26%; and a volatility factor of 31.22%.
(4) Mr. Furlong joined the Company in April 2001. Upon hire, Mr. Furlong received an award of 60,000 options to purchase the Company's Common Stock, which award is reflected in the table.

   The following table provides information on options exercised during 2001, and options held at year end, by the named executive officers.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           FY-END OPTION/SAR VALUES

                                                 Number of Securities       Value of Unexercised
                       Shares                   Underlying Unexercised    In-the-Money Options/SARs
                      Acquired               Options/SARs at FY-End(#)(1)      at FY-End($)(2)
                         on         Value    ---------------------------- -------------------------
Name                 Exercise(#) Realized($) Exercisable    Unexercisable Exercisable Unexercisable
----                 ----------- ----------- -----------    ------------- ----------- -------------
James B. Wigdale....   150,000    6,265,800    613,500               0     8,194,105           0
Dennis J. Kuester...   100,000    3,616,900    448,000               0     6,130,640           0
Thomas M. Bolger....     4,000      148,308     83,333          85,667     1,499,880     583,082
Mark F. Furlong.....         0           --          0         100,000             0     718,800
Joseph L. Delgadillo     9,000      285,363     90,999          69,001     1,663,918     359,032

--------
(1) Includes shares which were transferred to the employees' immediate family or trusts or partnerships for the benefit thereof.
(2) For valuation purposes, a year end 2001 market price of $63.28 was used.

   The following table provides information on long-term incentive plan awards to the named executive officers.

             LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                              Awards Granted December 2001 for the Performance
                                       Period Beginning January 2002
                     ------------------------------------------------------------------
                        Number of Shares,     Targeted Cash Performance or Other Period
Name                 Units or Other Rights(1)  Payment(2)   Until Maturation or Payout
----                 ------------------------ ------------- ---------------------------
James B. Wigdale....          7,500                    0              3 Years
Dennis J. Kuester...          7,500                    0              3 Years
Thomas M. Bolger....          4,000                    0              3 Years
Mark F. Furlong(3)..          3,000                    0              3 Years
Joseph L. Delgadillo              0             $250,000              3 Years

--------
(1) Units awarded represent share equivalents of the Company's Common Stock. The performance period is the three years commencing on January 1, 2002 and ending on December 31, 2004 for awards granted in December 2001. Additional Units will be credited to each participant's account when dividends are paid on shares of the Company's Common Stock. Vesting of Units occurs at the end of the three-year period with the exception of the death or disability of the participant, termination of a participant's employment due to retirement or the occurrence of a "Triggering Event" (which relates to a change in control of the Company). A payout multiple is applied to the Units awarded to a participant based on the Company's performance in relation to two equally weighted performance criteria, which represent (i) the total return of the Company's Common Stock for the three-year period when compared with the total return for those stocks composing the KBW 50 Index and (ii) the Company's cumulative earnings per share for the three-year period. The Company's performance in relation to the performance criteria is calculated independently, thereby allowing a participant to receive a payout under one of the criterion but not under the other. The minimum payout multiple is zero for each criterion and the maximum is 137.50%, resulting in a combined maximum of 275%. The resulting payout multiple is applied to the Units awarded plus those credited in lieu of dividends. Before awards are paid, the Compensation and Human Resources Committee must certify the extent to which the performance criteria have been met.

(2) Cash-based awards are made under Metavante Corporation's LTIP. The performance period is the three years commencing on January 1, 2002 and ending on December 31, 2004 for awards granted in December 2001. The performance criterion is based on attaining cumulative three-year net income targets. A payout multiple is applied to the cash award made to a participant based on Metavante Corporation's cumulative net income for the three-year period. The minimum payout multiple is zero and the maximum is 200%. In the event of a change of control of Metavante Corporation or M&I, each participant will be entitled to a payment equal to 125% of established target notwithstanding continued employment by the acquiring company. In the event of a participant's death, disability or retirement in accordance with the plan's specifications, the participant or his estate will continue as a plan participant for the remainder of the outstanding award period.

(3) Mr. Furlong joined the Company in April 2001. In addition to the 3,000 Units reflected in the table, upon hire Mr. Furlong received an award for 3,000 Units under the Company's LTIP for the performance period beginning in 2001.

                               RETIREMENT PLANS

   The Marshall & Ilsley Corporation Nonqualified Retirement Benefit Plan (the "Nonqualified Plan") provides two current executive officers of M&I with a supplemental retirement benefit. The purpose of the Nonqualified Plan is to provide an annual retirement benefit such that the sum of the benefits from the Retirement Growth Plan, the Corporation's Amended and Restated Supplementary Retirement Benefits Plan (the "SERP"), the SERP Account of the Corporation's Amended and Restated Deferred Compensation Plan, Social Security and this plan equals 60% of the participant's average salary and annual short-term incentive for his last five years of employment. The total benefit under this plan is adjusted in the event of death or early retirement before age 62, and can be paid for life with a 120-month certain pay-out or on a joint and survivor basis at the option of the participant. The pay-out option elected may also affect the amount of the annual benefit. For Mr. Wigdale, the monthly retirement benefit under this plan is $41,313. For Mr. Kuester, the estimated monthly retirement benefit beginning at age 65 is $31,482 (assuming he retires on or after attaining age 62), determined based on the five year average compensation earned through December 31, 2001 and various actuarial and interest rate assumptions. In the event of a Change in Control (as defined in the Nonqualified Plan), each participant who is actively employed will be deemed to retire on the Change of Control date but will have no reduction in benefits under the Plan for retiring prior to age 62. A participant has the option, in certain circumstances, to elect to receive the present value of the benefits to which he is entitled under the Nonqualified Plan upon a Change of Control regardless of his age at that point. Under the terms of the plan, Mr. Wigdale is eligible to begin receiving benefits in January of 2002. However, in connection with his continued full-time active employment, Mr. Wigdale has elected to forego the payments otherwise due to him for 2002.

   The Marshall & Ilsley Corporation Executive Deferred Compensation Plan (the "Deferred Compensation Plan") provides selected key employees of M&I, including the named executive officers, with the ability to defer up to 80% of base salary and 100% of bonus. Those employees electing to participate have two investment options for amounts deferred: a fixed rate option equal to the Moody's A Long-Term Corporate Bond Rate for the month of September of the previous year and an equity option equal to the total return of the S&P 500 Index. The percentage allocated to any investment option may not be less than 10% and elections may be changed semi-annually. Amounts deferred are distributable upon termination of employment at the election of the participant. Choices range from a lump sum distribution upon termination of employment to a pay-out over 15 years if a participant's employment terminates on or after age 55, other than because of death or disability, with at least 10 years of service. Amounts deferred and investment returns thereon are held in the Marshall & Ilsley Corporation Deferred Compensation Trust II of which Marshall & Ilsley Trust Company N.A. is the trustee (the "Trust").

   M&I's Supplementary Retirement Benefits Plan (the "SERP") is a nonqualified benefit plan which covers employees whose compensation exceeds the statutory limits on compensation which can be taken into account for purposes of crediting contributions to M&I's Retirement Growth Plan, including all of the executive officers named in the Summary Compensation Table. The SERP was suspended in August 1999 and M&I will make no further contributions to the SERP. Existing account balances under M&I's Retirement Growth Plan in the SERP will continue to vest as long as the participant remains employed by M&I and will be credited with the applicable investment return until pay-out pursuant to the terms of the SERP. The Deferred Compensation Plan was amended such that persons eligible to participate therein will receive an allocation equal to the amount that would have formerly been allocated under the SERP. This amount, which would have been allocated to such participant's account under M&I's Retirement Growth Plan absent the statutory limitations, is credited to an account which vests after an employee has five years of vesting service as defined in M&I's Retirement Growth Plan. Participants have the same investment and pay-out elections as other accounts in the Deferred Compensation Plan, described above, and amounts credited under the SERP are held in the Trust.

   In lieu of certain benefits under the Deferred Compensation Plan and/or the SERP, Messrs. Wigdale, Kuester and Delgadillo and two other senior executives will receive life insurance benefits. Under this arrangement, M&I will pay premiums on the life insurance policies purchased for the benefit of the participants and will retain a collateral interest in those policies equal to the amount of the premiums paid by M&I under a split-dollar arrangement. The present value cost of any life insurance purchased under these split-dollar life insurance arrangements will have an economic cost to the Company, after the return of premiums, equal to the present value of the reduction in projected benefits payable under the plans.

               CHANGE OF CONTROL AGREEMENTS AND RELATED MATTERS

   In order to assure management continuity and stability, as of February 1, 2002, M&I had substantially similar Change of Control Agreements (the "Change of Control Agreements") outstanding with all of the named executive officers, nine additional executive officers and 16 other officers and employees of the Company and its subsidiaries (collectively, the "Executives"). The Change of Control Agreements with the named executive officers each have a term of three years. The Change of Control Agreements with the other Executives each have a term of two years.

   The Change of Control Agreements guarantee the Executives specific payments and benefits upon a termination of employment as a result of a change of control of M&I. If a change of control occurs, the contract becomes effective and continues for the relevant term. The employment term renews on a daily basis until M&I gives notice to terminate the daily renewal.

   The Change of Control Agreements provide for specified benefits after a change of control if the Executive voluntarily terminates for "good reason" or is involuntarily terminated other than for "cause" (as defined in the Change of Control Agreements). In addition, in the case of some Change of Control Agreements, at the end of six months after a change of control, the Executive may terminate employment for any reason and is entitled to receive full benefits. Upon a termination, the Executive is entitled to (a) a lump sum payment equal to two or three times (depending on whether the contract is a two- or three-year contract) the sum of the Executive's current base salary plus the higher of the Executive's bonus for the last year or the Executive's average bonus for the past three years, (b) a proportionate amount of any unpaid bonus deemed earned for the year of termination, (c) a lump sum payment equal to the retirement benefits lost as a result of not having been employed for the remaining contract term, (d) health and other benefits for the remaining contract term, and (e) payments for certain other fringe benefits. In the event of a termination of employment as a result of his death, the Executive's beneficiary is entitled to six months of base salary. No additional benefits are guaranteed under the contract upon an Executive's disability or termination by M&I for cause.

   The Change of Control Agreements provide that upon a change of control most restrictions limiting the exercise, transferability or other incidents of ownership of any outstanding award, restricted stock, options, stock appreciation rights, or other property rights of M&I granted to the Executive shall lapse, and such awards shall become fully vested, except in certain circumstances. The Change of Control Agreements also provide for "gross-up" payments in the event payments to an Executive under the Change of Control Agreement are subject to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), (the "Excise Tax") or any similar federal, state or local tax which may be imposed, in an amount such that the net amount retained by the Executive, after deduction of any Excise Tax on the payments and any federal, state and local income tax and Excise Tax on the gross-up payment, shall be equal to the payments then due.

                      NON-EMPLOYEE DIRECTOR COMPENSATION

   Directors of M&I who are not employees are paid a retainer fee of $12,000 per year. In addition, non-employee directors receive a fee of $1,500 for each Board meeting which they attend and $500 for each Committee meeting which they attend. M&I has established a deferred compensation plan for its Directors. Under such plan, all or part of the fees received by a Director may be deferred at the election of the Director. Amounts deferred may be allocated to one of two accounts as selected by the participating Director: (i) the Common Stock account or (ii) a cash account, earning interest at a rate equal to that earned on U.S. Treasury Bills with maturities of 13 weeks. Deferred amounts are payable in a lump sum or in not less than two nor more than 10 annual installments, as elected by the participating Director, or, if no such election is made, in five annual installments. Messrs. Boldt, Bueche, Chait, Bruce E. Jacobs, Johnson, Kellner, Meyer, Schaefer, Urdan, Wardeberg and Gus A. Zuehlke (Mr. Zuehlke retired from the Board in February 2001) elected to defer compensation under the plan during 2001. Directors of M&I who are also Directors of subsidiaries of M&I receive compensation from such subsidiaries in varying amounts based on the Director compensation schedule of such subsidiaries. Directors of subsidiaries of M&I may also elect to defer compensation under the plan.

   Directors of M&I who are not employees of M&I or its subsidiaries ("Participants") also participate in the 1995 Directors Stock Option Plan. On the date of each Annual Meeting of Shareholders, each Participant elected or re-elected as a director at such Annual Meeting receives an option for that number of shares of Common Stock equal to the multiple of 2,500 and the number of years in the term to which such Participant has been elected. In addition, a Participant who is appointed to fill a vacancy on the Board of Directors, or a director who becomes a Participant because such director ceases to be employed by the Company or its subsidiaries, will receive, on the date of the next Annual Meeting, an option for that number of shares of Common Stock equal to a multiple of 2,500 and the number of years remaining in such Participant's term as a director of the Company. Under the terms of this plan, the option price per share will not be less than 100% of the fair market value of the shares on the date the option is granted, the options will not be exercisable more than 10 years after the date of grant, and the options will terminate no later than three years after the Participant ceases to be a director of the Company for any reason. Such options may be exercised at any time after they are granted. The exercise price of an option may, at the Participant's election, be paid in cash or previously owned shares of Common Stock or a combination thereof.

   In connection with the merger with Valley Bancorporation on May 31, 1994, M&I agreed to provide Mr. Zuehlke with a $100,000 annual consulting fee for the remainder of his life. Mr. Zuehlke also receives a car, office space and membership in a professional organization.

   In connection with the merger with National City Bancorporation on August 1, 2001, M&I entered into a consulting and noncompetition agreement with Mr. Andreas. M&I agreed to pay Mr. Andreas a monthly consulting fee of $25,000 and provide health and dental benefits to Mr. Andreas and his family for a term of one year beginning on January 1, 2002. Mr. Andreas agreed to provide consulting services to the Company and abide by certain confidentiality, nonsolicitation and noncompetition provisions for the term of the agreement.

               COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

General Policy

   The Compensation and Human Resources Committee (the "Committee") determines the compensation policy for executive officers, makes awards and sets performance criteria under the Company's incentive plans, and determines the salary levels for executive officers. The Company's compensation program is designed to offer a competitive total compensation value that will attract and retain high quality talent and ensure alignment of a significant portion of the executive's total compensation to the annual and long-term performance of the Company as well as the creation of stockholder value. The Committee bases its compensation decisions primarily on its overall assessment of the executive's contribution to the profitability of the Company on both a long-term and short-term basis and the relevant market relationship of the executive officer's compensation. The Committee reviews the executive's performance in light of both the historical financial performance of the Company and the Committee's assessment of the executive's role in ensuring the future financial success of the Company. In this respect, the Committee seeks to reward leadership, innovation and entrepreneurship. The compensation package for senior executives has both objective (performance based) and subjective elements. Awards under the Annual Executive Incentive Plan are based on the achievement of specified performance criteria determined by the Committee. For certain executive officers, the financial performance of the business unit or division for which that executive has responsibility may receive a proportionately larger consideration by the Committee in determining that executive's compensation. The Committee reviews the compensation plans for executives in order to determine whether such plans are consistent with the Company's objectives and financial performance.

   The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1 million per executive. The Committee currently intends to recommend compensation amounts and plans which will meet the requirements for deductibility.

2001 Compensation

  Overview

   With regard to 2001 compensation decisions, the Committee reviewed the Company's financial performance on both a long-term and short-term basis, the overall performance of each executive officer, the market relationship of compensation paid to the Company's executive officers and other information which the Committee deemed relevant in the case of any particular individual. The Committee also compared the Company's compensation levels and financial performance to the companies in the KBW 50 Index, which is the same peer group used in the performance graph, and a more defined group of similarly sized bank holding companies. In addition, the Committee consulted with Hewitt Associates LLC, the Committee's compensation consultants, in connection with various compensation decisions. In making compensation decisions, the Committee did not set the compensation for the Company's executive officers at a specific level as compared to the executives in the peer groups. The Committee's compensation determinations generally reflect competitive factors and performance. In the case of any particular individual, circumstances unique to such individual such as increased responsibilities or extraordinary effort may also be reflected. In assessing the Company's performance, the Committee considered, among other things, the profitability of the Company as a whole on both a long-term and short-term basis (including net income, earnings per share, return on average shareholders' equity and return on average assets). The Committee's decisions with respect to compensation generally reflect all of the factors considered, including objective factors and the Committee's subjective assessment of the executive's performance.

  Annual Executive Incentive Plan

   The Annual Executive Incentive Plan provides for annual cash incentives (bonuses) to the participants based upon one or more objective financial performance criteria selected by the Committee. The Annual Executive Incentive Plan rewards eligible senior executives with an incentive award based on a percentage of each participant's base salary if the performance goals set by the Committee are met for that year. In evaluating the participants' bonus opportunity under the Annual Executive Incentive Plan, the Committee compared each participant's base salary and bonus opportunity relative to those provided by peer companies. The performance criterion for 2001 was based upon earnings per share adjusted for certain non-recurring items of income or loss. Reported operating earnings per share for 2001 reflect an increase of 12% over year 2000. Results under the plan exceeded the target performance levels established by the Committee for 2001, and resulted in eligible senior executives receiving payouts ranging from 42% to 125% of their respective 2001 base salaries as compared to payouts ranging from 18% to 61% of base salaries in 2000. In future years, the Committee may use performance criteria different than earnings per share.

  Base Salary and Long-Term Incentive Compensation

   In determining the base salaries for the Company's executive officers, the Committee takes a long-term view of the executive's job performance, the Company's financial performance and the salaries paid in the marketplace to executives with similar responsibilities. The Committee also reviewed the total compensation opportunities of each senior executive officer. The Committee deemed it appropriate to increase the 2001 base salaries for certain senior executive officers. The Committee believes the base salaries, when viewed in conjunction with the annual incentive opportunities of the executive officers, are commensurate with the Committee's evaluation of the information reviewed.

   The Committee made long-term incentive awards in 2001 under the Company's Executive Stock Option and long-term incentive plans. It is the intention of the Committee to continue to emphasize long-term incentives in the compensation provided to the Company's executive officers. In arriving at the 2001 long-term incentive award levels, the Committee compared the total compensation opportunities of each senior executive officer, and the values of each compensation component, in relation to those provided by peer companies for similar positions.

   In determining the total number of options to be granted in 2001 to all employee recipients, including the executive officers, the Committee reviewed the annual option awards and cumulative options outstanding of the peer group companies in relation to outstanding shares. Based upon this review, the Committee determined an increase in the Company's overall option awards was appropriate. In 2001, grants to employees totaled 1,920,550 options, or approximately 1.8% of shares outstanding as of January 31, 2002. The Committee believes annual awards at this level are comparable to the award levels of the peer group companies.

   Participants in the Company's LTIP, including the executive officers, received payouts for awards made with respect to the three-year period from January 1999 through December 2001. The performance criteria for this three-year cycle were based upon both the Company's total shareholder return in relation to companies in the KBW 50 Index and the Company's cumulative three-year earnings per share relative to predetermined goals. During this period, the Company's total shareholder return and the earnings per share performance exceeded the target levels under the plan.

  Chief Executive Officer Compensation

   In determining Mr. Wigdale's salary and long-term incentive awards, the Committee's review concentrated on the prevailing market rates of compensation for his position and the Company's current and prior year's financial performance. The Committee considered the compensation of the chief executive officers of the peer group companies, taking into account the Company's size and performance relative to the companies in the peer groups, in order to determine whether Mr. Wigdale is compensated on a basis which is reasonably consistent. Mr. Wigdale received an Annual Executive Incentive Plan Award of approximately 125% of his base salary, resulting from the Company's 2001 adjusted earnings per share performance in relation to the goals established under the plan. It is the Committee's conclusion that Mr. Wigdale's compensation is fair and appropriate.

The Compensation Committee:

Mr. Burleigh E. Jacobs, Chairman     Mr. Bueche     Mr. Johnson     Mr. Shiely     Mr. Wardeberg

                               PERFORMANCE GRAPH

   The following graph shows the cumulative total stockholder return on the Company's Common Stock over the last five fiscal years compared to the returns of the Standard & Poor's 500 Stock Index and the KBW 50 Index.

                                    [CHART]

                M&I     S&P 500 KBW 50
12/31/1996      100     100     100
12/31/1997      183     133     146
12/31/1998      174     171     158
12/31/1999      191     208     153
12/31/2000      157     189     183
12/31/2001      200     166     176

                           12/31/96 12/31/97 12/31/98 12/31/99 12/31/00 12/31/01
                           -------- -------- -------- -------- -------- --------
M&I.......................   $100     $183     $174     $191     $157     $200
S&P 500...................    100      133      171      208      189      166
KBW 50....................    100      146      158      153      183      176

KBW = KEEFE, BRUYETTE & WOOD, INC. 50-BANK INDEX; S&P = STANDARD & POOR'S 500.

                            AUDIT COMMITTEE REPORT

   The Audit Committee of Marshall & Ilsley Corporation has:

      (1) Reviewed and discussed the audited financial statements with management;

      (2) Discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

      (3) Received the written disclosures and the letter from Arthur Andersen LLP required by Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees; and

      (4)  Discussed with Arthur Andersen LLP the auditors' independence.

   Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for fiscal year ended December 31, 2001.

   Audit Fees. The aggregate fees billed for professional services rendered by the independent auditors for (1) the audit of the Company's financial statements as of and for the year ended December 31, 2001 and (2) the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the year were approximately $740,900.

   Financial Information Systems Design and Implementation Fees. The aggregate fees billed for professional services rendered by the independent auditors during 2001 for (1) operating, or supervising the operation of, the Company's information systems or managing its local area networks and (2) designing or implementing a hardware or software system that aggregates source data underlying the Company's financial statements or generates information that is significant to its financial statements taken as a whole were zero.

   All Other Fees. The aggregate fees billed for non-audit and non-information systems related services rendered by the independent auditors during 2001 were approximately $2,357,300. These fees were comprised of five basic categories:
$866,000 for tax return preparation for federal and state purposes and tax consulting concerning entities included in the audited financial statements; $535,300 for consultation and assistance provided for various entities included in the consolidated financial statements resulting primarily from eight acquisitions announced in 2001 and the registration and issuance of securities; $520,000 for SAS 70 reviews performed for customers; $415,000 for business consulting at a wholly-owned subsidiary of the Company; and $21,000 for internal audit assistance.

   The Audit Committee has considered whether the provision of financial information systems design and implementation services and other non-audit services is compatible with the independent auditors' independence and satisfied itself as to the auditors' independence.

The Audit Committee:

Mr. Orr, Chairman      Mr. Hoeksema      Mr. Bruce E. Jacobs      Ms. Lyall

                 ANNUAL EXECUTIVE INCENTIVE COMPENSATION PLAN

   The complete text of the Annual Executive Incentive Compensation Plan is set forth in Appendix A. The following summary of the material features of the plan does not purport to be complete and is qualified in its entirety by reference to Appendix A.

   The Board of Directors recommends a vote FOR approval of the Annual Executive Incentive Compensation Plan.

   The Compensation and Human Resources Committee and the Board of Directors have approved the Annual Executive Incentive Compensation Plan for 2002 and subsequent years unless and until terminated by the committee. The plan will replace the Company's prior incentive plan which was in effect for calendar years 1997 through and including 2001. The purpose of the plan is to determine the annual incentives (bonuses) of the Company's Chairman, Chief Executive Officer and other officers who may be designated as eligible to participate in the plan. The plan rewards eligible participants with an incentive award if the performance goals set by the committee pursuant to the terms of the plan are met. The plan, as adopted, is subject to approval by the Company's shareholders and will only take effect if such approval is obtained. The plan is intended to meet the requirements of Section 162(m) of the Internal Revenue Code, and the regulations thereunder, so that compensation received will be performance-based compensation excludable from the $1 million limitation on deductible compensation.

   The plan establishes a correlation between the annual incentives awarded to the participants and the Company's financial performance. Each year, the committee will fix, during the first ninety days of a performance year, the performance criteria and goals to be achieved before any award will be payable. The performance criteria among which the committee may select are earnings per share, earnings, return on average equity or return on average assets, to be used singularly or in combination, as the committee determines, to measure the performance of the Company. The performance criteria and the percentage of base salary awarded for achieving the goals set by the committee may vary from year to year.

   If and to the extent the performance criteria set by the committee are achieved, all or a portion of the award will be paid, based on a percentage of each participant's base salary earned for the performance period. For example, if the targeted performance level is achieved for 2002, the Chief Executive Officer will receive an award of 95% of base salary. If the performance achieved for 2002 is less than threshold, the Chief Executive Officer will not receive an award. If the maximum performance level is achieved, the Chief Executive Officer will receive an award equal to 162% of base salary. The percentage opportunities will be less for other participants in the plan. If the performance falls between the performance goals established by the committee, the plan provides that the award will be determined by interpolation. In succeeding performance years, the awards may be larger or smaller depending upon a variety of factors, such as the extent to which performance targets are attained, the base salary for that performance year, and the individual award percentages, but in no event will a participant receive an award in any year that exceeds $2,000,000. The committee retains full discretion to reduce or eliminate any award which may be earned by a participant under the plan. The committee may amend or terminate the plan at any time, provided that to the extent required to meet the requirements of
Section 162(m) of the Internal Revenue Code for performance-based compensation, any amendment that makes a material change to the plan must be approved by the shareholders of the Company. Any amounts to be received by participants under the plan are not yet determinable.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

   The 2003 Annual Meeting of Shareholders is scheduled for April 22, 2003. In accordance with the Company's By-Laws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2003 Annual Meeting of Shareholders and any other shareholder proposed business to be brought before the 2003 Annual Meeting of Shareholders must be submitted to the Company no later than January 23, 2003. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with the Company's By-Laws which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 2003 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, 770 North Water Street, Milwaukee, Wisconsin 53202 on or before November 11, 2002. Proposals should be directed to Mr. Mark F. Furlong, Executive Vice President, Chief Financial Officer and Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 2002. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to make any statement they may desire and to respond to questions from shareholders.

                           PENDING LEGAL PROCEEDINGS

   No director or executive officer is an adverse party or has an interest adverse to the Company or any of its subsidiaries in any material pending legal proceeding.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that during 2001 all filing requirements were complied with, with the exception of filings for two persons. Mr. Timothy E. Hoeksema failed to timely report one transaction on Form 4 and Mr. Leigh I. Sherman failed to timely report one transaction on Form 4.

                           OTHER VOTING INFORMATION

   Shareholders may vote over the Internet, by telephone or by completing a traditional proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:00 p.m. Central Time, on April 22, 2002. To vote over the Internet or by telephone, please refer to the instructions on the accompanying proxy card.

   The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

                                 OTHER MATTERS

   Although management is not aware of any other matters that may come before the meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          Mark F. Furlong, Executive Vice
                                          President, Chief Financial Officer
                                          and Secretary

                                                                     Appendix A

                         MARSHALL & ILSLEY CORPORATION
                 ANNUAL EXECUTIVE INCENTIVE COMPENSATION PLAN

   1. Purpose. The Board of Directors of Marshall & Ilsley Corporation adopted this Annual Executive Incentive Compensation Plan (the "Plan") on February 21, 2002. The Plan is intended to establish a correlation between the annual incentives awarded to the participants and the Company's financial performance. The participants will receive an incentive award if the performance goals, as fixed by the Compensation and Human Resources Committee of the Board of Directors of Marshall & Ilsley Corporation (the "Committee") pursuant to the terms of the Plan, are met. Subject to approval by the shareholders of Marshall & Ilsley Corporation, the Plan will be applicable to 2002 and subsequent years unless and until terminated by the Committee. If shareholder approval is not obtained, the Plan will not take effect. The Plan is intended to meet the requirements of Section 162(m) of the Internal Revenue Code, and the regulations thereunder, so that compensation received pursuant to the Plan will be performance-based compensation excludable from the $1 million limitation on deductible compensation.

   2. Definitions. As used in the Plan, the following terms have the meanings indicated:

      (a) "Award Table" means a table similar in type to Exhibit A, with changes necessary to adapt to the performance criteria selected by the Committee for the Performance Year and to display other objective factors necessary to determine the amount, if any, of the incentive award for the Performance Year.

      (b) "Board" means the Board of Directors of the Company.

      (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

      (d) "Committee" means the Compensation and Human Resources Committee of the Board.

      (e) "Company" means Marshall & Ilsley Corporation and its subsidiaries including subsidiaries of subsidiaries and partnerships and other ventures in which Marshall & Ilsley Corporation has a significant equity interest, as determined in the sole discretion of the Committee.

      (f) "Disability" means a condition that entitles the Participant to disability payments under the terms of the Company's long-term disability plan.

      (g) "Earnings" means the after-tax consolidated net income of the Company computed in accor-dance with generally accepted accounting principles and adjusted to eliminate the following if the impact on net income is material:
   (i) gain or loss attributable to the disposition of investment in subsidiaries, and (ii) extraordinary and nonrecurring items of income or loss.

      (h) "Earnings per Share" means the portion of the Company's Earnings allocable to each outstanding share of common stock during the accounting period, based on the average number of shares outstanding, computed on a diluted basis in accordance with generally accepted accounting principles.

      (i) "Participant" means any employee of the Company designated to participate in the Plan.

      (j) "Performance Goal" means one or more of Earnings Per Share, Earnings, Return on Average Equity, or Return on Average Assets, which may be used singularly or in combination, as the Committee determines, to measure the performance of the Company for the purpose of determining whether, and to what extent, an award will be payable under the Plan for the Performance Year.

      (k) "Performance Year" means the Company's fiscal year. The initial Performance Year is 2002.

      (l) "Plan" means the Marshall & Ilsley Corporation Annual Executive Incentive Compensation Plan.

      (m) "Retirement" or "Retires" means the termination of employment of a Participant on or after attaining age 65, or due to early retirement with the consent of the Committee.

      (n) "Return on Average Assets" or "ROAA" means Earnings for the accounting period divided by total average assets.

      (o) "Return on Average Equity or "ROAE" means Earnings for the accounting period divided by total average equity.

      (p) "Salary" means base salary earned for each Performance Year determined in accordance with principles employed for reporting salary to the shareholders of Marshall & Ilsley Corporation in the annual Proxy Statement.

   3. Participation. Participation in the Plan shall be limited to the Chairman, Chief Executive Officer and any other Participants designated by the Committee or senior management. A person who becomes a Participant after the commencement of a Performance Year shall be eligible to receive a pro rata award pursuant to Section 4, based on the number of full months remaining in the Performance Year after he or she becomes a Participant.

   4. Determination of Awards.

      (a) Before April 1, 2002, and thereafter, during the first ninety days of each succeeding Performance Year, the Committee will complete and adopt an Award Table substantially in the form attached as Exhibit A. The Award Table will fix the objective components for determining whether an award will be paid and, if so, the amount of the award. Awards are based on a percentage of each Participant's Salary for the Performance Year, if and to the extent the Performance Goal is achieved. If the performance falls between the Performance Goals set forth in the Award Table, the amount of the award will be determined by interpolation. The Performance Goals and targets for a Performance Year may not be modified after the first ninety days of a calendar year have elapsed.

      (b) Before any award may be paid for a Performance Year, the Committee shall certify that the Performance Goals and other requirements of the Plan have been satisfied for the Performance Year. No payments shall be made unless and until the Committee makes this certification.

      (c) Even though the Performance Goals have been met, (i) no award to a Participant with respect to a Performance Year shall exceed $2,000,000, and
   (ii) the Committee expressly reserves the right to reduce or eliminate entirely any award if it determines it is in the best interests of the Company to do so. Such determination shall be conclusive and binding.

   5. Payment of Awards.

      (a) If the Committee has made the certification required pursuant to
   Section 4(b), subject to Section 4(c), awards shall be payable not later than 60 days following the last day of the Performance Year for which they are computed. Notwithstanding the foregoing, a Participant may defer receipt of an award by filing a timely election pursuant to the Company's 1997 Executive Deferred Compensation Plan. All awards under the Plan are subject to federal, state and local income and payroll tax withholding when paid.

      (b) A Participant shall receive no award for a year if the Participant's employment with the Company terminates prior to the last day of the Performance Year for any reason other than death, Disability, Retirement, or a Change in Control as defined in the Company's 2000 Executive Stock Option and Restricted Stock Plan, as amended from time to time. A Participant who terminates employment for one of the reasons described in the preceding sentence shall be eligible to receive a pro rata award, if an award is otherwise payable pursuant to Section 4, based on the number of full months elapsed in the Performance Year ending with the date the event occurred. A Participant shall not forfeit an award if the participant's employment terminates after the end of the applicable Performance Year, but prior to the distribution of the award for such year. Notwithstanding the foregoing, in the event of a Change in Control, any payments owing to a Participant under the Plan for the year of his termination of employment shall be reduced, but not below zero, by any amount payable to the Participant as a bonus for the year of termination of employment pursuant to the Participant's Change in Control Agreement with the Company.

      (c) If a Participant dies and is subsequently entitled to receive an award under the Plan, the award shall be paid to the Participant's estate.

   6. Administration. The Plan shall be administered by the Committee. The Committee may adopt rules and regulations for carrying out the Plan, and the Committee may take such actions as it deems appropriate to ensure that the Plan is administered in the best interests of the Company. The Committee has the authority to construe and interpret the Plan, resolve any ambiguities, and make determinations with respect to the eligibility for or amount of any award. The interpretation, construction and administration of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

   7. Rights. Participation in the Plan and the right to receive awards under the Plan shall not give a Participant any proprietary interest in the Company or any of its assets. A Participant shall for all purposes be a general creditor of the Company. The interests of a Participant cannot be assigned, anticipated, sold, encumbered or pledged and shall not be subject to the claims of his creditors. Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company, or shall interfere with or restrict in any way the right of the Company to discharge a Participant at any time for any reason whatsoever, with or without cause.

   8. Successors. The Plan shall be binding on the Participants and their personal representatives. If the Company becomes a party to any merger, consolidation, reorganization or other corporate transaction, the Plan shall remain in full force and effect as an obligation of the Company or its successor in interest.

   9. Amendment and Termination. The Committee may amend or terminate the Plan at any time as it deems appropriate; provided that to the extent required to meet the requirements of Code Section 162(m) for performance-based compensation, any amendment that makes a material change to the Plan must be approved by the shareholders of Marshall & Ilsley Corporation.

   10. Interpretation. If any provision of the Plan would cause the Plan to fail to meet the Code Section 162(m) requirements for performance-based compensation, then that provision of the Plan shall be deemed modified to the extent necessary to meet the requirements of Code Section 162(m).

                                                                      Exhibit A

                                  AWARD TABLE

                             PERFORMANCE YEAR 20__


                                                 A-----------(-)-----------B------------(+)------------C

                                             Threshold                   Target                     Maximum
                                         Performance Level          Performance Level          Performance Level
                                            Specified:                 Specified:                 Specified:
Title                                       % of Salary                % of Salary                % of Salary
----------------------------------------------------------------------------------------------------------------
                                                --%                        --%                        --%
----------------------------------------------------------------------------------------------------------------
                                                --%                        --%                        --%
----------------------------------------------------------------------------------------------------------------
                                                --%                        --%                        --%

During the first 90 days of each Performance Year, the Committee shall set the Performance Goals using the following process.

                               Award Derivations

1. Specify performance criteria to be used as the Performance Goals for the Performance Year (i.e., one or more of Earnings per Share, Earnings, Return on Average Equity or Return on Average Assets, which may be used singularly or in combination, as the Committee determines, to measure the performance of the Company for the purpose of determining whether an award will be payable under the Plan for the Performance Year).

2. Fix the target Performance Goal and percentage of salary. (B)

3. Fix the threshold Performance Goal below which no award is payable and percentage of salary. (A)

4. Fix maximum Performance Goal which results in maximum permitted award and percentage of salary. (C)

5. If the result achieved for the Performance Year is less or greater than the goal specified in B, but greater than the goal specified in A, the percentage award payable will be determined by interpolating, as provided in the Plan, between A and B and B and C, as the case may be with C being the maximum.

                                  PROXY BY MAIL

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please mark your votes like this  [X]

                                                              WITHHOLD
                                              FOR             AUTHORITY

1. ELECTION OF CLASS III DIRECTORS:           [_]                [_]


(To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below)

Class III (with terms expiring April 2005): David L. Andreas, Timothy E. Hoeksema, John A. Mellowes, Robert J. O'Toole, Robert A. Schaefer, and John S. Shiely.


2. PROPOSAL TO APPROVE THE ANNUAL EXECUTIVE INCENTIVE COMPENSATION PLAN.

             FOR       AGAINST      ABSTAIN
             [_]         [_]          [_]


3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

--------------------------------------------------------------------------------
     IF YOU WISH TO VOTE ELECTRONICALLY, PLEASE READ THE INSTRUCTIONS BELOW.
--------------------------------------------------------------------------------


--------------------------------------------   =============================
                                                       COMPANY NUMBER:

                                                       PROXY NUMBER:

                                                       ACCOUNT NUMBER:
--------------------------------------------   =============================

Signature                     Signature                   Date
         --------------------          -------------------    ---------------

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------
               /\FOLD AND DETACH HERE AND READ THE REVERSE SIDE /\






                          Marshall & Ilsley Corporation

     Voting by telephone or Internet is quick, easy and immediate. As a Marshall & Ilsley Corporation shareholder, you now have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

     To Vote Your Proxy by Internet
     ------------------------------
     www.continentalstock.com

     Have your proxy card available when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

     To Vote Your Proxy by Phone
     ---------------------------
     1 (800) 293-8533

     Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. You will be prompted to enter the company number and proxy number. Follow the voting instructions to vote your shares.

     PLEASE DO NOT RETURN THE ABOVE CARD IF YOU ARE VOTING ELECTRONICALLY.


     To Vote Your Proxy by Mail
     --------------------------

     Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                          MARSHALL & ILSLEY CORPORATION


     The undersigned appoints James B. Wigdale and Dennis J. Kuester, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of stock of Marshall & Ilsley Corporation held of record by the undersigned on February 28, 2002 at the 2002 Annual Meeting of Shareholders of Marshall & Ilsley Corporation to be held on April 23, 2002 or at any adjournment thereof.


       (Continued, and to be marked, dated and signed, on the other side)


--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\



                         Marshall & Ilsley Corporation
                       2002 Annual Meeting of Shareholders
                            Tuesday, April 23, 2002
                                 10:00 a.m. CST
                             Milwaukee Athletic Club
                                758 N. Broadway
                           Milwaukee, Wisconsin 53202

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     Sign up to have M&I's shareholder materials sent to you via the Internet!
M&I's shareholders have the option of receiving shareholder communications, such
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shareholder materials not only saves on printing and mailing costs, but also provides you with convenient online access to M&I's shareholder materials. For more information, or to sign up for electronic distribution of shareholder materials, go to www.micorp.com and click on Registered Shareholder Services.